Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in this Form S-1 of our report dated March 15, 2007 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated March 15, 2007 relating to the consolidated financial statement schedules, which appears on page F-59 of such Annual Report on Form 10-K. We also consent to the reference to us under the headings "Incorporation of certain documents by reference".

/s/ PricewaterhouseCoopers LLP
New York, New York
April 24, 2007